Exhibit 10(c)
PARAMOUNT GLOBAL
SHORT-TERM INCENTIVE PLAN
(as amended and restated effective February 13, 2023)
1.PURPOSE
The purpose of the Paramount Global Short-Term Incentive Plan (the “Plan”) is to provide an opportunity for annual payments (“Bonuses”) to selected employees (the “Participants”) of Paramount Global and its subsidiaries (the “Company”) to reward Participants for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future. If employees are designated as participants under a senior executive short-term incentive plan (“Senior Executive STIP”), such employees’ bonuses shall be determined and paid in accordance with the Senior Executive STIP.
2.ADMINISTRATION OF THE PLAN
The Plan will be administered by the Chief Executive Officer (“CEO”) and the Chief People Officer (“CPO”) of the Company (each, an “Administrator”). The Administrators are authorized to interpret the Plan, identify the Participants and determine the amount of any Bonuses and the terms and conditions for payments made under the Plan.
The Administrators may delegate the selection of Participants and the amounts of their respective Bonuses to business unit and other managers.
3.ELIGIBILITY
Participation in the Plan will be limited to those employees selected by the Administrators who, in the opinion of the Administrators, are in a position to affect the Company’s results of operations.
4.PERFORMANCE GOALS; DETERMINATION OF BONUS AWARDS
For each calendar year, the Administrators will discuss and review with the Compensation Committee of the Paramount Global Board of Directors (the “Committee”) an annual performance goal or goals for the Plan and the aggregate amount of a pool that may be available to pay Bonuses.
5.PAYMENT OF BONUS AWARDS
Except as provided in a Participant’s employment agreement, if applicable, or any Company-sponsored severance plan in which the Participant is eligible to participate, the payment of any Bonus for any given calendar year requires that the Participant be continuously employed by the Company through the last business day of the calendar year to which the Bonus relates. However, the Administrators may make exceptions to this requirement in the case of death, retirement, disability, corporate transactions or such other circumstances as the Administrators may determine.
Bonuses may be paid, in whole or in part, in cash, in the form of equity-based Bonuses issued under the Equity Plan, or in any other form prescribed by the Administrators (subject to review and approval by the Committee if paid in equity), and may be subject to such additional restrictions as the Administrators may impose. Bonuses will be paid as soon as practicable following determination by the Committee, but in no event later than March 15 of the calendar year following the year in which Bonuses are earned. In addition, the Administrators may establish procedures pursuant to which the payment of any Bonus may be deferred.
For purposes of the Plan, “Equity Plan” means the Company’s 2009 Long-Term Management Incentive Plan (as amended from time to time) and any other equity incentive plan of the Company in effect on January 1, 2009 or as may be established from time to time thereafter.

6.AMENDMENT, MODIFICATION AND TERMINATION
Each Administrator, acting individually, may amend or modify the Plan in whole or in part at any time; provided, however, that any material amendment or modification to the Plan or the decision to terminate the Plan, in whole or in part, shall require the approval of both Administrators.
7.MISCELLANEOUS
(a)    No Company employee shall have any claim or right to receive a Bonus under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Company employee any right to be employed by the Company.
(b)    The rights of a Participant to receive a Bonus under the Plan shall not be transferable by the Participant to whom such Bonus opportunity is granted.
(c)    The Company shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any federal, state or local taxes required by law to be withheld with respect to such payments.
(d)    The Company shall have no obligation to establish a separate fund or trust, or otherwise segregate assets, to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
(e)    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.
(f)    To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or other formal guidance promulgated with respect thereto by the U.S. Department of the Treasury or the Internal Revenue Service, so as not to result in the assessment of any additional tax or penalty under Section 409A of the Code. This Plan will be administered in a manner consistent with this intent.
(g)    Any Bonus under the Plan will be subject to repayment or forfeiture as may be required to comply with (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules, regulations and/or listing standards of the U.S. Securities and Exchange Commission and of the national securities exchange on which the Company is then listed adopted in accordance therewith, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.
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